Paulson Capital Corp. to Host 2007 Annual Meeting of Stockholders on June 14, 2007

PORTLAND, OR -- 06/01/2007 -- Paulson Capital Corp. (NASDAQ: PLCC), parent company to Paulson Investment Company, Inc., today announced that it will host its 2007 Annual Meeting of Stockholders on Thursday, June 14, 2007 beginning at 1:30 PM Pacific Time. The Meeting will be held at the Company's corporate offices located at 811 SW Naito Parkway in Portland, Oregon.

Shareholders of record as of the close of business on April 27, 2007 will vote on the re-election of Directors and to transact any other business that may be properly brought before the Annual Meeting. The notice and related proxy materials for the Meeting have been mailed to shareholders and filed with the SEC, found at www.sec.gov. For lodging recommendations, driving directions or other information related to the Meeting, please contact Elite Financial Communications Group at 407-585-1080 or via email at plcc@efcg.net.

About Paulson Capital Corporation

Paulson Capital Corporation is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Daniel Conway
Chief Strategist
Elite Financial Communications Group
407-585-1080
plcc@efcg.net